AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 19th day of November 2012, by and among NTI GenPar, LLC, Northern Tier Investors LP and Northern Tier Investors, LLC.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, Form 4, Form 5 or Schedule 13D or Schedule 13G, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Dated:  November 19, 2012

NTI GenPar, LLC

By: /s/ Barry E. Johnson
Name: Barry E. Johnson Title: Authorized Officer

Northern Tier Investors LP
By: /s/ Barry E. Johnson
Name: Barry E. Johnson Title: Authorized Officer

Northern Tier Investors, LLC
By: /s/ Barry E. Johnson
Name: Barry E. Johnson Title: Authorized Officer